UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

Commission File Number: 333-149898                      CUSIP Number: 69404B 102
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(Check One):  [ ] Form 10-K                   [X] Form 10-Q
              [ ] Form 20-F  [ ] Form 11-K    [ ] Form N-SAR

For Period Ended: March 31, 2011
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[ ] Transition Report on Form 10-K    [ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K    [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                          Pacific Bepure Industry, Inc.
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                             Full Name of Registrant

                                      N/A
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                            Former Name if Applicable

             No. 78 Kanglong East Road, Yangdaili, Chendai Township
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            Address of Principal Executive Office (Street and Number)

                  Jinjiang City, Fujian Province, P. R. China
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                            City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or other transition report or portion thereof, could not be filed within the prescribed period.

     The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 (the "Quarterly Report") cannot be filed within the prescribed time period because of the additional time required to finalize the Quarterly Report and the financial statements included therein, which work cannot be completed without unreasonable effort and expense. The Registrant requires additional time to accurately prepare and present all necessary disclosures. The Registrant and its independent accountants are working to complete the Quarterly Report as expeditiously as possible. The Registrant expects that the Quarterly Report that is subject hereof will be filed within the time allowed by the extension.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Haiting Li                   (86 595)           8677 0999
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           (Name)                     (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), been filed? If answer is no,
     identify report(s).                                          [X] YES [ ] NO

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

If so, attach an explanation of the anticipated change, both narratively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Pacific Bepure Industry, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 17, 2011                  By: /s/ Haiting Li
                                       -----------------------------------------
                                    Name:  Haiting Li
                                    Title: President and Chief Executive Officer